UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2021

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2021, Viasat, Inc. (the “Company”) announced that Ken Peterman, Senior Vice President and President, Government Systems of the Company, decided to step back from such positions as of May 11, 2021.

Mr. Peterman and the Company entered into an employment transition agreement, whereby Mr. Peterman agreed to provide transition services to the Company as a non-executive senior advisor until December 31, 2021 (or, if earlier, the date on which Mr. Peterman’s employment with the Company terminates). In such capacity, Mr. Peterman will provide advisory and transitional services to the Company and will report to the President and Chief Executive Officer. The transition agreement provides that, during the transition period, Mr. Peterman will continue to receive his current base salary of $750,000 per year, employee benefits pursuant to the Company’s benefit plans, and his Company equity awards will continue to vest according to their terms. In the event of the termination of the transition period (i) as a result of the expiration of the transition period on December 31, 2021, or (ii) as a result of any earlier termination of the transition period for any reason other than Mr. Peterman’s voluntary resignation or discharge by the Company for cause, subject to Mr. Peterman’s execution of a general release of claims and compliance with applicable restrictive covenants, the Company will provide Mr. Peterman with a lump sum cash payment equal to the sum of $1,439,500, less any base salary earned by Mr. Peterman during the transition period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: May 17, 2021	By:	/s/ Paul Castor
	Name:	Paul Castor
	Title:	Vice President, Chief Corporate Counsel

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